Exhibit 99.01

Media Contact:

Edelman

Reagan Crossley

+1 650.762.2955

reagan.crossley@edelman.com

Investor Contact:

The Blueshirt Group

Jennifer Jarman

+1 415.217.5866

jennifer@blueshirtgroup.com

Immersion Corporation Reports Fourth Quarter and Fiscal 2013 Results

Record Annual Revenues up 48% over Prior Year; Financial Results Reflect Impact of Change in Accounting Method and Release of Tax Valuation Allowance

SAN JOSE, Calif., February 20, 2014 — Immersion Corporation (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today reported financial results for the fourth quarter and year ended December 31, 2013.

Results for the three months ended December 31, 2013

Total revenues for the fourth quarter of 2013 were $12.1 million, an increase of 36% compared to $8.9 million for the fourth quarter of 2012. Royalty and license revenues of $11.6 million for the fourth quarter of 2013 were up 52% from the same period last year.

Net income for the fourth quarter of 2013 was $37.4 million, or $1.26 per diluted common share, compared to a net loss of $(402,000), or $(0.01) per share, for the fourth quarter of 2012. Net income for the fourth quarter of 2013 included an income tax benefit of $36.8 million, or $1.24 per diluted common share, resulting primarily from the release of a tax valuation allowance relating to net deferred tax assets. In addition, these results reflect the impact of a change in accounting method we adopted in the fourth quarter of 2013, pursuant to which we now expense external legal fees incurred in applying for patents and maintaining our IP portfolio in the period incurred, rather than capitalizing them and then amortizing them over time.

Adjusted EBITDA for the fourth quarter of 2013 was $2.0 million, compared to $610,000 in the fourth quarter of 2012, in each case reflecting the change in accounting method.

Results for the twelve months ended December 31, 2013

Revenues for fiscal 2013 were $47.5 million, an increase of 48% as compared to $32.2 million for fiscal 2012. Royalty and license revenue for fiscal 2013 totaled $46.2 million, an increase of 59% over $29.0 million for fiscal 2012.

Net income for fiscal 2013 was $40.2 million, or $1.37 per diluted common share, as compared to a net loss of $(7.2) million, or $(0.26) per share, for fiscal 2012, in each case reflecting the change in accounting method. Net income for 2013 included an income tax benefit of $36.5 million, or $1.24 per diluted common share, resulting primarily from the release of a tax valuation allowance relating to net deferred tax assets.

Adjusted EBITDA for fiscal 2013 was $8.9 million, compared to a loss of $(2.9) million in fiscal 2012, in each case reflecting the change in accounting method.

As of December 31, 2013, Immersion’s cash, cash equivalents, and short-term investments were $71.1 million, compared to $43.5 million as of December 31, 2012.

Management Commentary

“2013 was a breakthrough year for Immersion as we delivered record revenues within the upper end of our guidance range. Excluding the impact of a change in accounting method adopted in the fourth quarter, Adjusted EBITDA for 2013 was also within our guidance range,” said Vic Viegas, chief executive officer of Immersion. “During the year, Immersion successfully executed our Basic Haptics licensing strategy and saw the continued success of products in the market using Immersion TouchSense software. We made strong progress in further validating the importance of haptics in our key mobile, gaming and automotive verticals as well as expanding the market for our technology in evolving categories such as wearables. In addition, we began to lay the foundation to capitalize on longer-term growth opportunities in the area of mobile content, which is a natural fit for our solutions.”

Business Outlook

“We are extremely confident in the prospects for our business in 2014 and beyond and believe that we have the right combination of talent, resources and targeted investments in place to continue a trajectory of strong profitable growth. Based on our current outlook, we expect revenues for 2014 to be in the range of $54 million to $62 million, reflecting growth of 14% to 31% over the prior year, which included a one-time benefit of more than $2.0 million related to a contract renewal transition, and we expect Non-GAAP Net Income for 2014 to be in the range of $8 million to $15 million, which results in Non-GAAP earnings per share of $0.27 to $0.50, assuming 30 million shares outstanding,” concluded Mr. Viegas.

Business Highlights

During the fourth quarter, Immersion made notable progress within key verticals and continued to lay the foundation to capitalize on strategic opportunities, including:

•	Appointing Jason Patton to the new role of Vice President and General Manager of Content & Media. Patton will spearhead business development and operational execution for the company’s mobile ads and entertainment initiative.

•	Establishing a regional headquarters in Shanghai to further expand its sales and technical teams to support mobile OEMs in the region.

•	Forging new multi-year licensing agreements with industry leading automotive suppliers Tokai Rika and Continental to create haptic-enabled touch surfaces in automotive interfaces.

•	Launching an automotive haptics portal offering technical and integration recommendations, user experience guidelines, and research that evaluates the impact of haptics in automotive environments.

Conference Call Information

Immersion will host a conference call with company management on Thursday, February 20, 2014 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the fourth quarter and year ended December 31, 2013. To participate on the live call, analysts and investors should dial +1-877-941-1427 at least ten minutes prior to the start of the call. A live and archived webcast of the conference call will also be available for 90 days within the investor relations section of Immersion’s corporate Web site at www.immersion.com.

About Immersion (www.immersion.com)

Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptics, or tactile effects; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 1,500 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life. Hear what we have to say at blog.immersion.com.

Use of Non-GAAP Financial Measures

Immersion reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Immersion discloses this non-GAAP information, such as Adjusted EBITDA, Non-GAAP Net Income (defined as Net Income less stock-based compensation) and Non-GAAP earnings per share, because it is useful in understanding the company’s performance as it excludes certain non-cash expenses and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business. Investors are encouraged to review the related GAAP financial measures.

Forward-looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statements regarding our expectations relating to new growth opportunities and the expansion of addressable markets and long-term growth and our expectation that revenues for 2014 will be in the range of $54 million to $62 million and Non-GAAP Net Income for 2014 will be in the range of $8 million to $15 million, resulting in Non-GAAP earnings per share of $0.27 to $0.50, assuming 30 million shares outstanding.

Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, potential and actual claims and proceedings, including litigation involving Immersion’s intellectual property; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in monetizing the patent portfolio; the commercial success of applications or devices into which Immersion’s technology is licensed, particularly for new and emerging applications; potentially lengthy sales cycles and design processes; unanticipated difficulties and challenges encountered in development efforts; unexpected costs; failure to retain key personnel; competition; the inherently uncertain nature of litigation which makes future outcomes and timing difficult to predict; the impact of global economic conditions and other factors. Many of these risks and uncertainties are beyond the control of Immersion.

For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most recent Quarterly Report on Form 10-Q which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

Immersion, the Immersion logo, TouchSense, HD Haptics and Reverb are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

The use of the word “partner” or “partnership” in this press release does not mean a legal partner or legal partnership.

(IMMR – C)

###

Immersion Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2013 (Unaudited)	December 31, 2012 (1)
ASSETS
Cash and cash equivalents	$14,136	$4,558
Short-term investments	56,976	38,988
Accounts and other receivables, net	598	1,878
Inventories	0	141
Deferred income taxes	7,784	0
Prepaid expenses and other current assets	690	706

Total current assets	80,184	46,271

Property and equipment, net	944	1,281
Deferred income tax assets	29,066	97
Intangibles and other assets, net	381	362

TOTAL ASSETS	$110,575	$48,011

LIABILITIES
Accounts payable	$682	$338
Accrued compensation	4,680	2,502
Other current liabilities	1,653	1,119
Deferred revenue	8,920	3,934

Total current liabilities	15,935	7,893

Long-term deferred revenue	13,441	10,221
Other long-term liabilities	528	619

TOTAL LIABILITIES	29,904	18,733

STOCKHOLDERS’ EQUITY	80,671	29,278

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$110,575	$48,011

(1)	Derived from Immersion’s annual audited consolidated financial statements, as adjusted for change in accounting method.

Immersion Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012 (1)	2013	2012 (2)
Revenues:
Royalty and license	$11,574	$7,603	$46,154	$28,989
Product sales	61	837	105	1,982
Development, services, and other	432	420	1,211	1,198

Total revenues	12,067	8,860	47,470	32,169

Costs and expenses:
Cost of revenues	76	386	462	1,188
Sales and marketing	2,646	1,703	9,338	6,775
Research and development	3,007	2,015	10,883	8,421
General and administrative	5,671	5,110	23,104	22,464
Amortization of intangibles	19	19	79	49

Total costs and expenses	11,419	9,233	43,866	38,897

Operating Income (loss)	648	(373)	3,604	(6,728)
Interest and other income	(12)	26	68	170

Income (loss) from continuing operations before provision for income taxes	636	(347)	3,672	(6,558)
Benefit (provision) for income taxes	36,767	(55)	36,483	(792)

Income (loss) from continuing operations	37,403	(402)	40,155	(7,350)

Discontinued operations:
Gain on sales of discontinued operations	0	0	0	153

Net Income (loss)	$37,403	$(402)	$40,155	$(7,197)

Basic net income (loss) per share
Continuing operations	$1.31	$(0.01)	$1.42	$(0.27)
Discontinued operations	$0.00	$0.00	$0.00	$0.01

Total	$1.31	$(0.01)	$1.42	$(0.26)

Shares used in calculating basic net income (loss) per share	28,614	27,288	28,190	27,735

Diluted net income (loss) per share
Continuing operations	$1.26	$(0.01)	$1.37	$(0.27)
Discontinued operations	$0.00	$0.00	$0.00	$0.01

Total	$1.26	$(0.01)	$1.37	$(0.26)

Shares used in calculating diluted net income (loss) per share	29,675	27,288	29,338	27,735

(1)	As adjusted for change in accounting method.
(2)	Derived from Immersion’s annual audited consolidated financial statements, as adjusted for change in accounting method.

Immersion Corporation

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
GAAP Net Income/(Loss)	$37,403	$(402)	$40,155	$(7,197)

Interest and other income	12	(26)	(68)	(170)
Benefit (provision) for income taxes	(36,767)	55	(36,483)	792
Depreciation and amortization	125	164	584	654
Amortization of intangibles	19	19	79	49
Stock-based compensation	1,206	800	4,644	3,146
Discontinued operations	0	0	0	(153)

Total adjustments	(35,405)	1,012	(31,244)	4,318

Adjusted EBITDA	$1,998	$610	$8,911	$(2,879)